UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant   ☐
Filed by a party other than the Registrant   ☒
Check the appropriate box:
☐   Preliminary Proxy Statement
☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐   Definitive Proxy Statement
☐   Definitive Additional Materials
☒   Soliciting Material under § 240.14a-12

Amarin Corporation plc

(Name of Registrant as Specified In Its Charter)

Sarissa Capital Catapult Fund LLC
Sarissa Capital Hawkeye Fund LP
ISP Fund LP
Sarissa Capital Offshore Master Fund LP
Sarissa Capital Master Fund II LP
Sarissa Capital Athena Fund Ltd
Atom Master Fund LP
Sarissa Capital Fund GP LP
Sarissa Capital Fund GP LLC
Sarissa Capital Offshore Fund GP LLC
Sarissa Capital Management GP LLC
Sarissa Capital Management LP
Alexander J. Denner, Ph.D.
Patrice Bonfiglio
Paul Cohen, M.D.
Mark DiPaolo
Keith L. Horn
Odysseas Kostas, M.D.
Louis Sterling III
Diane E. Sullivan

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒   No fee required
☐   Fee paid previously with preliminary materials
☐   Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

This filing contains a press release issued on January 18, 2023 by Sarissa Capital.

Sarissa Capital Calls Out Amarin’s Sham Board Refreshment

Sarissa puts little faith in Chairman Per Wold-Olsen’s board refreshment process that resulted in NO SHAREHOLDER
REPRESENTATIVES ON THE BOARD

Sarissa believes the board’s refusal to consider shareholder input on the board despite Amarin’s failures indicates the current board does not prioritize interests of shareholders

Greenwich, CT, January 18, 2023 – Sarissa Capital Management LP (“Sarissa”) today made the following statement on Amarin Corporation plc (NASDAQ: AMRN):

In 2022 alone, Amarin stock lost over two-thirds of its value, and shareholders lost over $840 million in equity.* The European launch is behind schedule, reimbursement in Germany (typically one of the largest markets in Europe) appears imperiled, and spending mismanagement has weakened the cash coffers. Yet the board has the audacity to state publicly, “the Company made solid progress in 2022, against its strategic objectives.” To shareholders, the owners of the company, these statements are gravely concerning because they reflect a total lack of understanding of events and the mission of the board and management – to maximize value for shareholders. To do so, the company must not destroy value.

Indeed, Amarin has repeatedly overpromised and underdelivered. Below are three of many examples.

•	Vascepa is a great drug with the potential to have a meaningful impact on society. However, since the label expansion for cardiovascular risk reduction, Amarin stock has lost over 90% of its value.†

•
Last year, management committed to launching in up to six key European markets and obtain pricing and reimbursement approval in up to eight European markets in 2022. They launched and secured positive pricing and reimbursement decisions in only five European markets. In addition, despite the novel drug’s ability to reduce cardiovascular events and its significant potential to reduce a country’s healthcare costs, Amarin could not secure reimbursement approval in Germany, a historically top revenue generating country for pharmaceuticals in Europe.

•
Amarin’s slow, reactive responses to changing market dynamics have destroyed significant shareholder capital. An alarming example from 2022 is Amarin’s slow response to the US launch of a third generic in January 2022 that quickly and meaningfully reduced sales via both price and volume. Instead of having a plan ready to enact immediately in response to the long anticipated generic risk, Amarin waited six months, until June 2022, to announce a major reduction in expenses. In that time, significant shareholder capital – and additional credibility of management and the board – were destroyed.

In June 2022, shareholders loudly expressed their lack of faith in the board and management at the shareholder meeting. Shareholders such as ourselves share the concern, among many concerns, that the current management and board will continue to overpromise and underdeliver and destroy shareholder capital, mismanage expenses, run out of money and massively dilute existing shareholders.

Characterizing the board’s interaction with Sarissa as “in good faith” is a gross misrepresentation of the facts. The board, led by Chairman Per Wold-Olsen, showed no sense of urgency in interviewing shareholder candidates for the board and took fifteen weeks to interview three Sarissa candidates. A few of the directors acknowledged following Chairman Per Wold-Olsen’s lead and that the time to interview directors was unnecessarily lengthy. His insistence on a lengthy process confused the duration with quality of process, and ultimately the board rejected adding any shareholder representatives to the board in favor of their own candidates. Shareholders are the owners of the company with a vested interest in the company’s success. Yet the board is devoid of any shareholder representatives.

Sarissa is Amarin’s largest shareholder and has a history of creating significant shareholder value in healthcare companies, including those with cardiovascular drugs such as The Medicines Company. We can only conclude that Amarin’s board does not seek real change and instead wants to remain entrenched at the expense of shareholders.

As detailed in our previous press release††, Sarissa has submitted notice to Amarin to call a special meeting to remove Chairman Per Wold-Olsen from the board and add 7 directors to the board. In accordance with UK law, Amarin has up to 21 days to call the special meeting, which must be held within 28 days of calling the special meeting. We are asking all shareholders to remain engaged and voice their opinions by voting at the special meeting.

Many shareholders have reached out asking us how to vote at the special meeting, and we will provide instructions in the coming weeks and ahead of the meeting.

*Calculated between Dec 31, 2021, and Dec 30, 2022, Bloomberg
†Calculated between Dec 13, 2019, and Jan 13, 2023, Bloomberg
††Press release link: https://www.businesswire.com/news/home/20230109005938/en/Sarissa-Capital-Submits-Notice-to-Call-a-Special-Meeting-of-Amarin-Shareholders-to-Add-Directors-and-Remove-Chairman-Per-Wold-Olsen

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CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Sarissa Capital Management LP (“Sarissa Capital”), together with the other participants named herein (collectively, “Sarissa”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified nominees as directors of Amarin Corporation plc (NASDAQ: AMRN) (the “Company”), at a special meeting of shareholders of the Company. SARISSA STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, THE IDENTITY AND CONTACT INFORMATION FOR WHICH WILL BE SET FORTH IN THE PROXY STATEMENT THAT WILL BE MADE AVAILABLE TO SHAREHOLDERS.

The participants in the proxy solicitation are anticipated to include Sarissa Capital, Sarissa Capital Offshore Master Fund LP (“Offshore”), Sarissa Capital Master Fund II LP (“Master II”), Sarissa Capital Athena Offshore Fund Ltd (“Athena”), Sarissa Capital Catapult Fund LLC (“Catapult”), Sarissa Capital Hawkeye Fund LP (“Hawkeye”), ISP Fund LP (“ISP”), Atom Master Fund LP (“Atom”), Sarissa Capital Management GP LLC (“Management GP”), Sarissa Capital Offshore Fund GP LLC (“Offshore GP”), Sarissa Capital Fund GP LP (“Fund GP LP”), Sarissa Capital Fund GP LLC (“Fund GP LLC”), Dr. Alexander J. Denner, Patrice Bonfiglio, Dr. Paul Cohen, Mark DiPaolo, Keith L. Horn, Odysseas Kostas, Louis Sterling III  and Diane E. Sullivan.

As of the date hereof and subject to the further explanatory information set forth in this paragraph, funds and other investment vehicles affiliated with Sarissa Capital and Dr. Denner may be deemed to beneficially own, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), 25,210,000 ordinary shares, par value 50 pence per share, of the Company (the “Shares”), as more fully described below. In addition, as of the date hereof, Mr. Sterling may be deemed to separately beneficially own, within the meaning of Rule 13d-3 under the Exchange Act, 117,772 Shares. Given Mr. Sterling’s beneficial ownership of Shares, he and the funds and other investment vehicles affiliated with Sarissa Capital and Dr. Denner may be deemed to have formed a group within the meaning of Rule 13d-5(b) under the Exchange Act. The number of Shares stated herein that may be deemed to be beneficially owned by Mr. Sterling does not include Shares that may be deemed to be beneficially owned by such funds and other investment vehicles, and the number of Shares stated herein that may be deemed to be beneficially owned by such funds and other investment vehicles does not include Shares that may be deemed to be beneficially owned by Mr. Sterling. Subject to the preceding sentence, as of the date hereof, the number of Shares that may be deemed to be beneficially owned, within the meaning of Rule 13d-3 under the Exchange Act, by funds and other investment vehicles affiliated with Sarissa Capital and Dr. Denner is as follows:

Sarissa Capital	25,210,000
Offshore	6,188,100
Master II	342,600
Athena	3,164,000
Catapult	4,298,200
Hawkeye	3,928,800
ISP	6,663,377
Atom	624,923
Management GP	25,210,000
Offshore GP	9,694,700
Fund GP LP	17,921,700
Fund GP LLC	17,921,700
Dr. Denner	25,210,000

Contact:	Jean Puong Sarissa Capital Management LP info@sarissacap.com